EXHIBIT 99.1

ZW Data Action Technologies Reports Second Quarter and First Half 2023 Unaudited Financial Results

BEIJING, Aug. 21, 2023 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three and six months ended June 30, 2023.

Second Quarter 2023 Financial Results

Revenues

For the second quarter of 2023, revenues increased by approximately $2.88 million, or 41.4%, to $9.82 million from $6.95 million for the same period last year. The increase in revenues was primarily attributable to the increase in our main stream service revenues, i.e. distribution of the right to use search engine marketing services as a result of the end of the peak infection wave of COVID-19 in the first fiscal quarter of 2023 where business activities and performance are gradually getting back to normal in the second fiscal quarter; and a portion of our clients’ ad consumption shifts from using our ad portal placement services to using our search engine marketing service.

Cost of revenues

Total cost of revenues increased by approximately $2.91 million, or 41.3%, to $9.93 million for the second quarter of 2023 from $7.03 million for the same period last year. The increase in cost was related to cost associated with distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the increase in the related revenues.

Gross loss and gross loss margin

Gross loss was approximately $0.11 million for the second quarter of 2023, compared to $0.08 million for the same period last year. Overall gross loss margin rate was 1% for both the second quarter of 2023 and 2022.

Operating expenses

Sales and marketing expenses was approximately $0.05 million for the second quarter of 2023, compared to $0.08 million for the same period last year. The decrease in sales and marketing expenses was mainly attributable to the gradual downsize of the sales team in our Hubei office during the period, as part of management’s cost reduction plan in fiscal 2023.

General and administrative expenses decreased by approximately $1.32 million, or 52.8%, to $1.18 million for the second quarter of 2023 from $2.50 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in allowance for expected credit losses of approximately $0.79 million; the decrease in amortization of administrative assets of approximately $0.44 million, primarily due to impairment loss recognized against intangible assets by the end of fiscal 2022; and the decrease in other administrative expenses of approximately 0.09 million, as a result of the cost reduction plan executed by management.

Operating loss

Loss from operations was approximately $1.34 million for the second quarter of 2023, compared to $2.71 million for the same period last year. Operating loss margin was 14% for the second quarter of 2023, compared to 39% for the same period last year.

Other income/(expenses), net

Total other expenses, net was approximately $0.07 million for the second quarter of 2023, compared to total other income, net of $1.00 million for the same period last year. The decrease was primarily attributable to the decrease in gain of the change in fair value of warrant liabilities.

Net loss and loss per share

Net loss was approximately $1.40 million, or loss per share of $0.19, for the second quarter of 2023. This was compared to a net loss of $1.71 million, or loss per share of $0.24, for the same period last year.

First Half 2023 Financial Results

Revenues

For the first half of 2023, revenues increased by approximately $1.54 million, or 10.5%, to $16.14 million from $14.60 million for the same period last year. The increase in revenues was primarily attributable to the increase in our main stream service revenues, i.e., distribution of the right to use search engine marketing services.

Cost of revenues

Total cost of revenues increased by approximately $2.02 million, or 13.9%, to $16.56 million for the first half of 2023 from $14.54 million for the same period last year. The increase in cost of revenues was primary attributable to the increase in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines during the period, which was in line with the increase in the related revenues.

Gross profit/(loss) and gross profit/(loss) margin

Gross loss was approximately $0.43 million for the first half of 2023, compared to a gross profit of $0.05 million for the same period last year. Overall gross loss margin was 2.6% for the first half of 2023, compared to a gross profit margin of 0.4% for the same period last year.

Operating expenses

Sales and marketing expenses decreased by approximately $0.06 million, or 36.7%, to $0.09 million for the first half of 2023, compared to $0.15 million for the same period last year. The decrease in sales and marketing expenses was mainly attributable to the gradual downsize of the sales team in our Hubei office during the period, as part of management’s cost reduction plan in fiscal 2023.

General and administrative expenses decreased by approximately $1.93 million, or 47.8%, to $2.11 million for the first half of 2023 from $4.05 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in allowance for expected credit losses of approximately $0.49 million; the decrease in amortization of administrative assets of approximately $0.89 million, primarily due to impairment loss recognized against intangible assets by the end of fiscal 2022; and the decrease in other administrative expenses of approximately $0.55 million, as a result of the cost reduction plan executed by management.

Operating loss

Loss from operations was approximately $2.65 million for the first half of 2023, compared to $4.26 million for the same period last year. Operating loss margin was 16% for the second quarter of 2023, compared to 29% for the same period last year.

Other income, net

Total other income, net decreased to approximately $0.10 million for the first half of 2023 from $1.83 million for the same period last year. The decrease was primarily attributable to the decrease in gain of the change in fair value of warrant liabilities.

Net loss and loss per share

Net loss was approximately $2.55 million, or loss per share of $0.35, for the first half of 2023. This was compared to a net loss of $2.43 million, or loss per share of $0.34, for the same period last year.

Financial Condition

As of June 30, 2023, the Company had cash and cash equivalents of approximately $2.00 million, compared to $4.39 million as of December 31, 2022. Accounts receivable, net was approximately $1.05 million as of June 30, 2023, compared to $1.75 million as of December 31, 2022. Working capital was approximately $5.47 million as of June 30, 2023, compared to $6.61 million as of December 31, 2022.

Net cash used in operating activities was approximately $0.86 million for the first half of 2023, compared to $2.14 million for the same period last year. Net cash used in investing activities was approximately $1.46 million for the first half of 2023, compared to $0.48 million for the same period last year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)
	June 30, 2023	December 31, 2022
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,000	$4,391
Accounts receivable, net of allowance for credit loss of $3,715 and $3,760, respectively	1,045	1,745
Prepayment and deposit to suppliers	4,346	4,567
Other current assets, net	3,043	1,610
Total current assets	10,434	12,313

Long-term investments	1,000	1,596
Operating lease right-of-use assets	1,498	1,761
Property and equipment, net	191	249
Intangible assets, net	2,665	3,264
Long-term deposits and prepayments	65	69
Deferred tax assets, net	393	406
Total Assets	$16,246	$19,658

Liabilities and Equity
Current liabilities:
Accounts payable *	$204	$205
Advance from customers *	912	739
Accrued payroll and other accruals *	132	438
Taxes payable *	3,131	3,248
Operating lease liabilities *	255	347
Lease payment liability related to short-term leases *	97	101
Other current liabilities *	223	437
Warrant liabilities	13	185
Total current liabilities	4,967	5,700

Long-term liabilities:
Operating lease liabilities-Non current *	1,371	1,535
Long-term borrowing from a related party	121	126
Total Liabilities	6,459	7,361

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 20,000,000 shares; issued and outstanding 7,204,506 shares and 7,174,506 shares at June 30, 2023 and December 31, 2022, respectively)	7	7**
Additional paid-in capital	62,042	62,017**
Statutory reserves	2,598	2,598
Accumulated deficit	(56,262)	(53,525)
Accumulated other comprehensive income	1,402	1,200
Total stockholders’ equity	9,787	12,297

Total Liabilities and Equity	$16,246	$19,658

* Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.
**Retrospectively restated for effect of the 1-for-5 reverse stock split on January 18, 2023.

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2023	2022	2023	2022
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$16,136	$14,597	$9,820	$6,945
Cost of revenues	16,561	14,544	9,931	7,026
Gross (loss)/profit	(425)	53	(111)	(81)

Operating expenses
Sales and marketing expenses	93	147	45	78
General and administrative expenses	2,112	4,046	1,180	2,498
Research and development expenses	18	124	-	56
Total operating expenses	2,223	4,317	1,225	2,632

Loss from operations	(2,648)	(4,264)	(1,336)	(2,713)

Other income/(expenses)
Interest income	151	75	79	29
Other expenses, net	(14)	(28)	(9)	(19)
Impairment on long-term investments	(209)	-	(209)	-
Change in fair value of warrant liabilities	172	1,782	71	987
Total other income/(expenses)	100	1,829	(68)	997

Loss before income tax benefit	(2,548)	(2,435)	(1,404)	(1,716)
Income tax benefit	2	4	1	2
Net loss	$(2,546)	(2,431)	$(1,403)	$(1,714)

Net loss	(2,546)	$(2,431)	(1,403)	$(1,714)
Foreign currency translation gain/(loss)	202	(17)	283	5
Comprehensive loss	$(2,344)	$(2,448)	$(1,120)	$(1,709)

Loss per share
Loss per common share
Basic and diluted**	$(0.35)	$(0.34)	$(0.19)	$(0.24)

Weighted average number of common shares outstanding:

Basic and diluted**	7,185,114	7,097,440	7,195,605	7,114,726

**Retrospectively restated for effect of the 1-for-5 reverse stock split on January 18, 2023.

ZW DATA ACTION TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended June 30,
	2023		2022
	(US $)		(US $)
	(Unaudited)		(Unaudited)
Cash flows from operating activities
Net loss	$(2,546)		$(2,431)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	645		1,108
Amortization of operating lease right-of-use assets	208	-	134
Share-based compensation expenses	83		84
Provision for allowances for credit losses	455		947
Impairment on long-term investments	209		-
Change in fair value of warrant liabilities	(172)		(1,782)
Disposal of fixed assets	3		-
Deferred taxes	(2)		(4)
Other non-operating income	(150)		(72)
Changes in operating assets and liabilities
Accounts receivable	588		(290)
Prepayment and deposit to suppliers	86		1,100
Due from related parties	-		60
Other current assets	-		29
Long-term deposits and prepayments	-		(51)
Accounts payable	6		(513)
Advance from customers	208		(402)
Accrued payroll and other accruals	(303)		(220)
Other current liabilities	23		311
Taxes payable	(7)		8
Lease payment liability related to short-term leases	-		(41)
Operating lease liabilities	(196)		(119)
Net cash used in operating activities	(862)		(2,144)

Cash flows from investing activities
Investment and advance to ownership investee entities	(43)		-
Proceeds from disposal of long-term investments	433		-
Repayment of short-term loans from ownership investee entities	-		12
Short-term loans to unrelated parties	(2,000)		(2,600)
Repayment of short-term loans and interest income from unrelated parties	148		2,109
Net cash used in investing activities	(1,462)		(479)

Cash flows from financing activities

Net cash provided by/(used in) financing activities	-	-

Effect of exchange rate fluctuation on cash and cash equivalents	(67)	(96)

Net decrease in cash and cash equivalents	(2,391)	(2,719)

Cash and cash equivalents at beginning of the period	4,391	7,173
Cash and cash equivalents at end of the period	$2,000	$4,454

**Retrospectively restated for effect of the 1-for-5 reverse stock split on January 18, 2023.